Exhibit 99.1

News Release	The Ryland Group, Inc. www.ryland.com

FOR IMMEDIATE RELEASE

CONTACT:

Cathey Lowe, Senior Vice President, Finance

Investor Relations

(818) 223-7530

Marya Jones, Director, Communications
Media Relations	(818) 223-7591

Ryland Announces $750 Million Bank Credit Facility

CALABASAS, Calif., (Jan. 12, 2006) – The Ryland Group, Inc. (NYSE: RYL), one of the nation’s largest homebuilders, announced today that it has entered into a $750 million unsecured revolving credit facility.  The facility, which matures in 2011, has an accordion feature under which the aggregate commitment may be increased up to $1.5 billion, subject to the availability of additional commitments.  The facility replaces the Company’s existing $500 million revolving credit facility.

J.P. Morgan Securities Inc. acted as Lead Arranger and Sole Bookrunner for the new facility with JPMorgan Chase Bank, N.A. as Administrative Agent; Bank of America, N.A. and Wachovia Bank, National Association as Syndication Agents; SunTrust Bank and The Royal Bank of Scotland plc as Documentation Agents; Barclays Bank PLC, Citicorp North America, Inc., Guaranty Bank, PNC Bank, National Association, UBS Loan Finance LLC, and Washington Mutual Bank, FA as Managing Agents; and seven other lenders as Co-Agents or Participants in the facility.

With headquarters in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  The company currently operates in 27 markets across the country and has built more than 245,000 homes and financed more than 205,000 mortgages since it’s founding in 1967.   Ryland is a Fortune 500 company listed on the New York Stock Exchange under the symbol “RYL.”  Previous news releases may be obtained at www.ryland.com.

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